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                                  EXHIBIT 4.H

                          CERTIFICATE OF DESIGNATION

                           OF THE PREFERRED STOCK OF

                             DIPLOMAT CORPORATION

         Pursuant to the provisions of Section 151 of the Delaware Corporations Law, Diplomat Corporation (the "Company"), a corporation organized and existing under the Delaware Corporations Law, hereby adopts the following Designations, Rights and Limitations of its Series B and Series C Preferred Stock.

         Designation of Series B Preferred Stock

         Of the 1,000,000 shares of Preferred Stock authorized pursuant to the Company's Certificate of Incorporation, Two Hundred and Ninety Thousand (290,000) of such shares are hereby designated as the Series B Preferred Stock.

         The powers, designations, preferences, and relative, participating, optional or other special rights of the Series B Preferred Stock authorized hereunder and the qualifications, limitations and restrictions of such preferences and rights are as follows:

         1. Liquidation Preference. The entire class of Series B Preferred Stock shall have a liquidation preference of $2,900,285 (the "Liquidation Value").

         2. Dividends. The Series B Preferred Stock shall receive an annual dividend of 9% of the Liquidation Value commencing January 1, 1997, payable monthly in arrears. In the event that the Company does not pay such dividend for three consecutive months, the holder shall receive 100,000 shares of the Company's common stock for each month that the dividend is not fully paid.

         3. Conversion. The Series B Preferred Stock is convertible, based on its Liquidation Value, into shares of the Company's common stock at 75% of the average market value of the common stock for the ten trading days immediately preceding the day of conversion. The Series B Preferred Stock is convertible any time at the option of the holder.

         4. Voting. The Series B Preferred Stock shall have voting rights equal to 2,900,285 shares of the Company's common stock on all matters on which the common stock votes.

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         Designation of Series C Preferred Stock

         Of the 1,000,000 shares of Preferred Stock authorized pursuant to the Company's Certificate of Incorporation, Sixty Thousand (60,000) of such shares are hereby designated as the Series C Preferred Stock.

         The powers, designations, preferences, and relative, participating, optional or other special rights of the Series C Preferred Stock authorized hereunder and the qualifications, limitations and restrictions of such preferences and rights are as follows:

         1. Liquidation Preference. The entire class of Series C Preferred Stock shall have a liquidation preference of $600,000 (the "Liquidation Value").

         2. Dividends. The Series C Preferred Stock shall receive an annual dividend of 9% of the Liquidation Value commencing January 1, 1997, payable monthly in arrears. In the event that the Company does not pay such dividend for three consecutive months, the holder shall receive 100,000 shares of the Company's common stock for each month that the dividend is not fully paid.

         3. Conversion. The Series C Preferred Stock is convertible, based on its Liquidation Value, into shares of the Company's common stock at 75% of the average market value of the common stock for the ten trading days immediately preceding the day of conversion. The Series C Preferred Stock is convertible any time at the option of the holder.

         4. Voting. The Series C Preferred Stock shall have voting rights equal to 600,000 shares of the Company's common stock on all matters on which the common stock votes.

         This Certificate of Designation has been duly adopted by the Board of Directors of the Company pursuant to authority vested in the Board of Directors by the Certificate of Incorporation of the Company, as amended.

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Signed and attested to on November 20, 1996

                                            /s/ Jonathan Rosenberg
                                            ----------------------------

                                            Jonathan Rosenberg,
                                            President

Attest:

/s/ Stuart A. Leiderman
-------------------------
Stuart A. Leiderman, Secretary

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